Exhibit 99.1

Item 6.	Selected Financial Data

Note: Capitalized terms not defined herein have the meaning ascribed to them in the Real Industry, Inc. Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015.

	As of or for the Year Ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2012	2011	2010
Statement of Operations Data:
Operating revenues	$2,232	$6,739	$8,049	$2,337	$353
Operating loss	$(11,698)	$(9,681)	$(8,565)	$(17,134)	$(13,762)
Loss from continuing operations	$(148)	$(14,185)	$(8,768)	$(9,941)	$(25,433)
Earnings from discontinued operations	$5,560	$4,151	$1,300	$6,412	$11,381
Net earnings (loss) attributable to Real Industry, Inc.	$5,503	$(10,034)	$(7,468)	$(3,529)	$(14,052)
Basic and diluted earnings (loss) per share:
Continuing operations	$—	$(1.11)	$(0.69)	$(0.76)	$(2.42)
Discontinued operations	0.41	0.32	0.10	(0.29)	(1.34)
Basic and diluted earnings (loss) per share	$0.41	$(0.79)	$(0.59)	$(1.05)	$(3.76)
Basic and diluted weighted average shares outstanding	13,403,083	12,839,761	12,572,843	12,277,237	10,503,700
Cash dividends per common share	$—	$—	$—	$—	$—
Balance Sheet Data:
Cash and cash equivalents	$61,935	$47,847	$49,799	$48,008	$67,827
Total assets	121,923	90,123	125,711	143,018	135,544
Long-term debt (including current portion)	—	—	37,246	39,000	39,000
Other Financial Data:
Net cash provided by (used in):
Operating activities	$(13,932)	$22,773	$3,482	$(15,634)	$(305,189)
Investing activities	2,865	8,708	7,644	(13,581)	9,898
Financing activities	26,015	(34,518)	(8,195)	10,779	10,060
Income (expense) from change in fair value of common stock warrant liability	3,700	(6,950)	(947)	4,297	(595)
Depreciation and amortization	1,295	2,133	1,828	1,092	345
Capital expenditures	73	29	52	—	—
Federal net operating loss tax carryforward	933,607	932,818	928,699	923,800	923,795

Upon the completion of the Rights Offering in respect of the common stockholders in February 2015, the Company issued 9,751,773 shares of common stock. As previously discussed, Real Industry distributed subscription rights to all of its existing stockholders as of January 28, 2015, and the subscription price represented a discount to the market value of Real Industry’s common stock upon the closing of the Rights Offering, with respect to common stockholders, on February 27, 2015. The discount in the Rights Offering represents an implied stock dividend, which requires retroactive adjustment of the weighted average shares outstanding reported in reporting periods prior to the completion of the Rights Offering. Adjustments to the weighted average shares outstanding in all reporting periods disclosed in the Selected Financial Data table reflect an 8.3% increase from the weighted average shares outstanding reported in filings made prior to the completion of the Rights Offering, with respect to common stockholders, based on the fair value per share of our common stock immediately preceding the closing of the Rights Offering and the theoretical fair value immediately after the closing of the Rights Offering. Had all of the shares issued in respect of the common stockholders in the Rights Offering been outstanding for all of 2014, the Company’s basic earnings per share would have been $0.28 per share for the year ended December 31, 2014. The information presented in the Selected Financial Data table should be read in conjunction with the information provided in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements in Item 8. Financial Statement and Schedules included as Exhibits 99.2 and 99.3, respectively, of the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2015.